                                                                   EXHIBIT 10.10


                         ALTERRA HEALTHCARE CORPORATION
                             10000 INNOVATION DRIVE
                           MILWAUKEE, WISCONSIN 53226

                       AMENDMENT NO. 5 TO CREDIT AGREEMENT


                                                                    May 31, 2000


Firstar Bank, National Association
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

              Alterra Healthcare Corporation, a Delaware corporation (the "Borrower"), hereby agrees with you as follows:

              1. Definitions. Reference is made to that certain Revolving Credit Agreement dated as of August 19, 1997, as amended through Amendment No. 4 thereto dated April 30, 2000 (the "Credit Agreement") between the Borrower and you (the "Bank"). All capitalized terms used and not otherwise defined herein shall have the meanings given to such terms by the Credit Agreement as amended hereby.

              2. Background. The Borrower has requested that the Maturity Date of the Revolving Credit Facility be extended to June 30, 2000 and that certain financial covenants in the Credit Agreement be amended as set forth below. The Bank has agreed to such amendments subject to all of the terms and conditions of this Agreement.

              3. Amendments to Credit Agreement. Subject to all of the terms and conditions hereof, upon execution and delivery of this Agreement, the Credit Agreement shall be amended, effective as of the date hereof, as follows:

                    (a) All references to the Credit Agreement in the Credit Agreement, the Note and all other documents related thereto shall refer to the Credit Agreement as amended hereby.

                    (b) The date of May 31, 2000 set forth in Section 1.1 of the Credit Agreement (the "Maturity Date") is hereby amended to June 30, 2000.

                    (c) Clause (i) of Section 1.1 of the Credit Agreement is hereby amended and restated as follows:

         "(i) $15,000,000 until the date of consummation of the sale of the Initial Securities (as defined in the Purchase Agreement defined below), and $10,000,000 from and after such date (the "Loan Amount"),".

                    (d) Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                           (a) Debt Service Coverage Ratio. The Debt Service
               Coverage Ratio, as of the last day of each fiscal quarter of Borrower, shall be greater than or equal to:


                 ----------------------------------------------------------------------------
                 Fiscal Year     1st Quarter    2nd Quarter     3rd Quarter    4th Quarter
                 ----------------------------------------------------------------------------

                 2000            0.75 to 1.0    0.75 to 1.0     0.75 to 1.0    0.75 to 1.0
                 ----------------------------------------------------------------------------
                 2001            0.75 to 1.0    0.82 to 1.0     0.91 to 1.0    1.0 to 1.0
                 ----------------------------------------------------------------------------
                 2002            1.06 to 1.0    1.13 to 1.0     1.19 to 1.0    1.25 to 1.0
                 ----------------------------------------------------------------------------


                           (b) Leverage Ratio. The Leverage Ratio, as of the
               last day of each fiscal quarter of Borrower, shall be less than or equal to 0.75 to 1.0.

                           (c) Invested Equity. At all times the sum of (i) Net
               Worth plus (ii) the outstanding amount of the Debentures (as defined in the Purchase Agreement) shall be greater than or equal to $110,000,000, increased on a cumulative basis as of the end of each fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2000 by (A) an amount equal to 50% of Net Income (to the extent positive) for the fiscal quarter then ended plus (B) an amount equal to 75% of the proceeds from any Equity Issuance subsequent to December 31, 1999, and 75% of the amount of any pay-in-kind dividends or coupons issued subsequent to December 31, 1999.

                    (e) The Financial Definitions Supplement to the Credit Agreement is hereby amended by incorporating the following definitions in the appropriate alphabetical order:

                    "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

                    "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                     "Consolidated Parties" means a collective reference to Borrower and its Subsidiaries, and "Consolidated Party" means any one of them.

                     "Debt Service Coverage Ratio" means, (i) as of the end of the fiscal quarter ending March 31, 2000, for the three month period ending on such date, (ii) as of the end of the fiscal quarter ending June 30, 2000, for the six month period ending on such date, (iii) as of the end of the fiscal quarter ending September 30, 2000, for the nine month period ending on such date and (iv) as of the end of each fiscal quarter of Borrower beginning with the fiscal quarter ending December 31, 2000, for the four fiscal quarter period ending on such date, the ratio of (a) the sum of (I) EBITDA for such period plus (II) Rental Expense for such period, as determined in accordance with GAAP to (b) the sum of (I) cash Interest net of Interest income for such period plus (II) Rental Expense for such period, as determined in accordance with GAAP.

                     "EBITDA" means, for any period, with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Net Income for such period plus (ii) the following to the extent deducted in computing such Net Income: (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) non-cash non-recurring losses arising out of the ordinary course of business (including without limitation any adjustments to Borrower's book tax valuation allowance), (e) cash non-recurring net losses related to the sale of assets in an amount not to exceed $25 million and (f) cash non-recurring losses in connection with any charges related to the reduction or elimination of overhead costs or restructuring of Borrower's stock option program in an amount not to exceed $10 million, all as determined in accordance with GAAP minus (iii) the following to the extent added in computing such Net Income: (a) income tax benefit and (b) Interest income and (c) extraordinary or non-recurring gains, all as determined in accordance with GAAP.

                     "Equity Issuance" means any issuance by a Consolidated Party to any Person of (a) shares of its Capital Stock or other equity interests, (b) any shares of its Capital Stock or other equity interests pursuant to the exercise of options (other than Capital Stock issued to employees and directors pursuant to employees or directors stock option plans and Capital Stock issued to consultants) or warrants, (c) any shares of its Capital Stock or other equity interests pursuant to the conversion of any debt securities to equity or (d) any convertible debt securities evidenced by debentures. The amount of any Equity Issuance shall be the sum of (a) the net cash proceeds derived from such issuance (exclusive of any indebtedness or debentures cancelled in connection with their conversion to equity), plus (b) the amount of any indebtedness or debentures cancelled, retired or exchanged in connection with the issuance, plus (c) the amount for which any TPI-HCR Assignee (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 8.1 of the Purchase Agreement plus (d) the amount for which any remaining holders of the

         TPI-HCR Membership Interests (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 8.2 of the Purchase Agreement or (e) the amount for which any TPI Member (as defined in the Purchase Agreement) shall be given a credit against the purchase price for such securities pursuant to Section 9.1 of the Purchase Agreement.

                     "Funded Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made (expressly excluding, however, the amount of convertible securities of the Consolidated Parties (including the Debentures as defined in the Purchase Agreement) outstanding on such date), (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (g) the principal portion of all obligations of such Person under Synthetic Leases, (h) all Indebtedness of another Person of the type referred to in clause (a)-(g) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (i) all Guaranty Obligations of such Person with respect to Indebtedness of the type referred to in clauses (a)-(g) above of another Person and (j) Indebtedness of the type referred to in clauses
         (a)-(g) above of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

                     "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                     "Hedging Agreement" means any interest rate protection agreement or foreign currency exchange agreement.

                     "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof or such longer period, if the payment of which is being contested in good faith) which would appear as liabilities on a balance sheet of such person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements,
         (j) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, (k) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (l) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (m) all other obligations of such person under any arrangement or financing structure classified as debt (for tax purposes) by any nationally recognized rating agency, (n) the principal portion of all obligations of such Person under Synthetic Leases and (o) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

                     "Interest" means, for any period, with respect to the Consolidated Parties on a consolidated basis, interest expense net of interest income (including the amortization of debt discount and premium and the interest component under Capital Leases and the implied interest component under Synthetic Leases but excluding the amortization of deferred financing costs, amendment fees paid and bridge loan fees paid), as determined in accordance with GAAP.

                     "Leverage Ratio" means, as of the end of any fiscal quarter of Borrower, for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) the sum of (i) Funded Indebtedness plus (ii) Net Worth as of such date plus (iii) the amount of convertible securities of the Consolidated Parties (including the Debentures (as defined in the Purchase Agreement)) outstanding on such date plus (iv) book equity which exists in entities for which guaranties are included in the definition of Funded Indebtedness.

                     "Net Income" means, for any period, with respect to the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after Interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP (net of sublease income with respect to such operating leases).

                     "Net Worth" means, as of any date with respect to the Consolidated Parties on a consolidated basis, shareholder's equity or net worth, as determined in accordance with GAAP excluding the impact of net non-recurring losses occurring after December 31, 1999.

                     "Operating Leases" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

                     "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any governmental authority.

                     "Purchase Agreement" means that certain Purchase Agreement dated as of April 26, 2000 by and among Borrower, as seller, and RDVEPCO, L.L.C., a Michigan limited liability company, Group One Investors, L.L.C., a Michigan limited liability company and Holiday Retirement 2000, LLC, as purchasers, as amended pursuant to First Amendment thereto.

                     "Property" means, any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                     "Rental Expense" means, for any period, with respect to the Consolidated Parties on a consolidated basis, rental expense under operating leases, as determined in accordance with GAAP (net of sublease income with respect to such operating leases).

                     "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through subsidiaries owns at such time more than 50% of the Capital Stock.

                     "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease for purposes of GAAP.

                     (f) Section 2 of Appendix 1 to the Credit Agreement is hereby amended by adding an additional subparagraph d. thereto, reading in its entirety as follows:

                 d. Mortgages. By not later than June 30, 2000, the Borrower shall have delivered to the Bank (i) valid and enforceable mortgages or assignments of existing mortgages on the real properties identified on Schedule 1 hereto, (ii) such title insurance endorsements insuring the lien of such mortgages or mortgage assignments as the Bank shall reasonably require, and
                 (iii) such other certificates and other documents as the Bank may reasonably require in connection with such mortgages or mortgage assignments, all in form and substance satisfactory to the Bank.

                     (g) A new Schedule 1 to Appendix 1 of the Credit Agreement is hereby added in the form of Schedule 1 attached to this Agreement.

              4. Conversion of Loans to Revolving Credit and Term Loans. Upon consummation of the sale of the Initial Securities (as defined in the Purchase Agreement) and satisfaction by Borrower of the requirements of section 3(f) above, and so long as no default shall then exist under the Credit Agreement, the outstanding loans under the Credit Agreement shall be converted to (i) a revolving credit facility of up to $5,000,000 maturing on June 30, 2001, and
(ii) a term loan in the principal amount of $5,000,000 maturing on June 30, 2001. The Borrower and the Bank shall execute and deliver an amendment to the Credit Agreement, promissory notes, and all other documents and instruments as may be necessary or appropriate to carry out the foregoing conversion.

              5. Conditions. Notwithstanding any other provision of this Agreement, this Agreement shall not become effective unless and until it has been signed by all parties to the Credit Agreement.

              6. Representations and Warranties. Except for the representation in Section 2.12 that there has been no material adverse change in the Borrower's financial condition since the last financial statements delivered to you, the Borrower hereby repeats and reaffirms the representations and warranties set forth in Article II of the Credit Agreement. The Borrower also represents and warrants that the execution, delivery and performance of this Agreement and the other documents required hereby are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower;
(ii) violate any provision of the articles of incorporation or by-laws of the Borrower or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any subsidiary; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; or (iv) result in any breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of the Borrower or any subsidiary pursuant to, any indenture or other agreement or instrument under which the Borrower or any subsidiary is a party or by which it or its properties may be bound or affected. This Agreement constitutes, and each of the documents required herein when executed and delivered hereunder will constitute, legal, valid and binding obligations of the Borrower or other signatory enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

              7. Confirmation of Agreements. Except as expressly provided above, the Credit Agreement shall remain in full force and effect. This Agreement does not constitute a waiver or Agreement of any term, condition or covenant in the Credit Agreement other than as specifically set forth above. Nothing contained in this Agreement or in any other document, or any course of dealing with the Borrower, shall be construed to imply that there is any agreement by the Bank to provide any waiver or agree to any Agreement in the future. This Agreement shall not release, discharge or satisfy any present or future debts, obligations or liabilities to the Bank of the Borrower or of any debtor, guarantor or other person or entity liable for payment or performance of any of such debts, obligations or liabilities of the Borrower, or any mortgage, security interest, lien or other collateral or security for any of such debts, obligations or liabilities of the Borrower or such debtors, guarantors or other persons or entities, or waive any default except as expressly provided herein, and the Bank expressly reserves all of its rights and remedies with respect to the Borrower and all such debtors, guarantors or other persons or entities, and all such mortgages, security interests, liens and other collateral and security. This is an amendment and not a novation. The Borrower acknowledges and agrees that the obligations under the Credit Agreement and Note exist and are owing with no offset, defense or counterclaim assertible by the Borrower and that the Credit Agreement and the Note are valid, binding and fully enforceable according to their respective terms.

              8. Miscellaneous. The Borrower shall be responsible for the payment of all fees and out-of-pocket disbursements incurred by the Bank in connection with the preparation, execution, delivery, administration and enforcement of this Agreement including all costs of collection, and including without limitation the reasonable fees and disbursements of counsel for the Bank, whether or not any transaction contemplated by this Agreement is consummated. The provisions of this Agreement shall inure to the benefit of any holder of the Note, and shall inure to the benefit of and be binding upon any successor to any of the parties hereto. All agreements, representations and warranties made herein shall survive the execution of this Agreement and the making of the loans under the Credit Agreement, as so amended. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

              If the foregoing is satisfactory to you, please sign the form of acceptance below and return a signed counterpart hereof to the Borrower.

                                               Very truly yours,

                                               ALTERRA HEALTHCARE CORPORATION

(Corporate Seal)

                                               By:    /s/ Kristin A. Ferge
                                                  ---------------------------
                                                  Title:  Vice President
                                                        ---------------------



             Agreed to as of the date first above written.


                                               FIRSTAR BANK, NATIONAL
                                               ASSOCIATION




                                               By:    /s/ Dale L. Welke
                                                  ---------------------------
                                               Title:  Vice President
                                                     ------------------------